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Exhibit 99.1

Monday, October 25, 2004, 6:00 AM Eastern Time
Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN, INC. ANNOUNCES PROPOSED CONVERTIBLE SUBORDINATED NOTES OFFERING

HOUSTON—(PRNewswire)—October 25, 2004—Isolagen, Inc. (AMEX: ILE) announced today that it intends to offer, subject to market and other conditions, $75 million of convertible subordinated notes due 2024 through an offering to certain investors who qualify as "qualified institutional buyers" under Rule 144A promulgated under the Securities Act of 1933. The notes will be convertible into shares of Isolagen common stock, at the option of the holder of the notes at any time before maturity, at a conversion per share price to be determined by negotiations between Isolagen and the initial purchasers of the notes. Isolagen will grant the initial purchasers a 30-day option to purchase up to an additional $15 million of notes in connection with the proposed offering.

Isolagen intends to use approximately $39 million of the net proceeds of the offering for working capital, capital expenditures and general corporate purposes. In addition, Isolagen intends to use approximately $32 million of the net proceeds of the offering to purchase up to 2 million shares of its common stock in privately negotiated transactions concurrent with this offering and to purchase, at a discount, up to 2 million shares of its common stock from certain insiders, affiliates and founders of Isolagen.

The securities will not be registered under the Act or any state securities laws. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The Company's product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizes the patient's own cells to create safe and effective therapies to treat the underlying cause of the patient's condition. Autologous cellular therapy is the process whereby a patient's own cells are extracted, allowed to multiply and then injected into the patient. Isolagen's product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen's corporate headquarters are located in Houston, TX. For further information, please see http://www.isolagen.com.

Contact:
Robert G. Partridge, VP Global Marketing and Communications—(484) 875-3099
Jeffrey W. Tomz, Chief Financial Officer and Secretary—(713) 780-4754
Kate McNeil, Investors Contact, Investor Relations Group—(212) 825-3210
John Nesbett, Investors Contact, Investor Relations Group—(212) 825-3210

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  Exhibit 99.1